EXHIBIT 3.26
                            SHARE EXCHANGE AGREEMENT

THIS AGREEMENT dated for reference the 31st day of March, 2002.

BETWEEN:

                  Michael Chong

                  CK Chong

                  Andy Chong

                  Jordan Krushen

                  Rick Thomas

                   (individually a "Vendor" and collectively the "Vendors")

                                                               OF THE FIRST PART

and:
                  Ianett international systems ltd. a company duly incorporated under the laws of the Province of British Columbia and having its registered and records office at 1200 - 999 West Hastings Street, Vancouver, B.C., V6C 2W2

                  (hereinafter called the "Purchaser")
                                                              OF THE SECOND PART
AND:
                  DATA FORTRESS TECHNOLOGIES GROUP (2002) INC., a company duly incorporated under the laws of the Province of British Columbia and having its head office at LM - 1281 West Georgia Street, Vancouver, BC

                  (the "Company")
                                                               OF THE THIRD PART

                                      -82-
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WHEREAS:

4. A. The Vendors are the legal and beneficial owners of all of the issued and outstanding shares in the capital stock of the Company;

5. B. The Vendors wish to sell and the Purchaser wishes to purchase all of the issued and outstanding shares in the capital stock of the Company (the "Company Shares"); and

C. The Vendors have agreed to sell to the Purchaser and the Purchaser has agree to purchase from the Vendors the Company Shares, with the intention that the Vendors effect a Reverse Take-Over of the Purchaser ("RTO"), upon and subject to the terms and conditions herein set forth, it being the intention of the parties hereto that the purchase price for the Company Shares will be the fair market value thereof and that for income tax purposes the parties hereto will elect that the Company Shares shall be transferred at an amount equal to the agreed election amount as determined solely by the Vendor (the "Agreed Election Amount"), as hereinafter defined, plus costs of disposition, respectively, pursuant to subsection 85(1) of the Income Tax Act (the "Tax Act")

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties covenant and agree as follows:
                                      -83-
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                                    SECTION 1
                                 INTERPRETATION
1.1      Definitions.

         (a)      "Agreement" means this agreement;

         (b) "Business" means the business carried on by the Company and its three wholly owned subsidiaries, Data Fortress Technologies Ltd., Connect West Networks Ltd. and Pacific Ram Distribution Corp. (collectively the "Subsidiaries") which provides collocation and managed server hosting services, augmented by the related companies that provide wholesale complimentary equipment sales, complimentary contract IT networking services and the installation and operation of a redundant 3.2 kilometer fiber optic ring ("data loop") in downtown Vancouver, connecting the Data Fortress data center to the Internet backbone at Harbour Centre;

         (c) "Closing" means the completion of the purchase and sale of the Company Shares on the Closing Date and occurring at the offices of Fraser and Company, Barristers and Solicitors, Suite 1200, 999 West Hastings Street, Vancouver, B.C. V6C 2W2 at 10:00 a.m. Vancouver time;

         (d) "Closing Date" means a date which is three business days following the approval of this Agreement by the Exchange;

         (e) "Employees" means all present employees and staff of the Company;

         (f)      "Exchange" means the Canadian Venture Exchange;

         (g) "Premises" means the land and buildings described in the sub-lease which are occupied by the Company and its Subsidiaries to carry on the Business, and having an address at LM - 1281 West Georgia Street, Vancouver, BC;

         (h)      "Purchase Price" means the sum described in Section 3.1.

         (i)      "Vendor" is a resident of Canada for purposes of the Tax Act.

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                                    SECTION 2
                       SALE AND PURCHASE OF COMPANY SHARES

2.1 Sale and Purchase of Company Shares. Each of the Vendors agrees to sell and the Purchaser agrees to purchase all of the Company Shares owned by such Vendors upon the terms and conditions herein contained. The number of Company Shares owned by each of the Vendors is as follows:

                                          NO. OF
         NAME OF VENDOR               COMPANY SHARES
         -------------------------------------------
         Michael Chong                   8,566,667

         Ck Chong                        8,566,667

         Andy Chong                      3,033,333

         Jordan Krushen                  5,533,333

         Rick Thomas                     4,300,000
         -------------------------------------------
         Total                          30,000,000

                                    SECTION 3
                                 PURCHASE PRICE

3.1 Amount of Purchase Price. In consideration of the sale of the Company Shares by the Vendors to the Purchaser, the Purchaser agrees to issue 30,000,000 shares to the Vendors at a deemed value of $0.10 per share. The number of Purchaser shares to be issued is as follows:

                                           NO. OF
         NAME OF VENDOR              PURCHASER SHARES
         --------------------------------------------
         Michael Chong                   8,566,667

         Ck Chong                        8,566,667

         Andy Chong                      3,033,333

         Jordan Krushen                  5,533,333

         Rick Thomas                     4,300,000
         -----------------------------------------
         Total

3.2 The Vendors acknowledge that all Purchaser Shares held by persons who will be principals of the Purchaser at the time of the Exchange notice confirming final acceptance of the RTO must be placed in escrow and be released in schedules in accordance with Exchange policy. The Vendors also acknowledge that the Exchange may impose similar escrow restrictions on Vendors who are not principals.

3.3 Signatories Until Purchase Price Paid. Until the Purchase Price is paid in full, one of either Gordon A. Samson or Marcus New either alone or together with any additional signatories designated by the Purchaser, shall sign all cheques issued by the Company.

3.4 Disclosure by Purchaser and the Company Until Purchase Price Paid. Until the Purchase Price is paid in full, the controller of the Company and the Purchaser shall provide financial information to each other concerning the Company and the Purchaser, provided at all times that provision of such financial information shall not contravene the disclosure rules binding the Company and the Purchaser.


                                    SECTION 4
                 LOAN BY TO THE COMPANY, COSTS AND FINDER'S FEE

4.1 Loan. As a condition of the sale of the Company Shares to the Purchaser and the issuance of the Shares Vendors, the Purchaser has agreed and has advanced a total of $25,000 to the Company (see the loan agreement attached as Schedule 4.1) This advanced loan is to fund related regulatory expenses on behalf of the Company relating to the Acquisition including a year end audit and any related stub periods.

4.2 Purchaser Obligations. The Purchaser agrees that in the event that the sale of the Company's Shares shall not be completed and this Agreement is consequently terminated, by either party, the Company shall not be obligated to repay the Purchaser those expenses as set out in Section 4.1.

4.3 Purchaser Costs. Except for the conditions in paragraph 4.1 herein, all of the costs for the Exchange sponsorship fees and the RTO application fees shall be borne by the Purchaser.

4.4 Finder's Fee. If the RTO completes, the Purchaser agrees to pay a finder's fee to Calderan Ventures Ltd. of up to 5% of the value of the transaction, in accordance with the finders fee agreement (attached as Schedule 4.4) and subject to Exchange approval.


                                    SECTION 5
                       BOARD OF DIRECTORS OF THE PURCHASER

5.1 Appointment of Additional Directors. On the Closing Date, the Board of the Directors of the Purchaser will be increased from three to seven. The Purchaser will hold a shareholders meeting to approve the RTO, the increase in the number of directors to seven, and the election of new directors of which five directors will be nominees appointed by the Company to be recommended to the shareholders by management of the Purchaser,


                                   SECTION 6
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

6.1 Representations and Warranties of the Vendors. To induce the Purchaser to enter into and complete the transactions contemplated by this Agreement, each of the Vendors individually represent and warrant, as of the date hereof and as of the Closing Date, that:

         (a) such Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to sell and transfer the legal and beneficial title and ownership of the Company Shares to the Purchaser;

         (b) none of the Vendors are non-residents of Canada within the meaning of the Income Tax Act (Canada);

         (c) the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby will to the best of his knowledge and belief:

                  (i) not constitute a breach by such Vendor of any statute, bylaw or regulation or of the Company's memorandum or articles of association;

                  (ii) not result in a breach of any terms or provisions, or constitute a default under any agreement, indenture, mortgage, instrument, judgment or decree to which such Vendor is a party or by which such Vendor is bound; and

                  (iii) not result in the creation of any lien, encumbrance or other charge on the Company Shares;

         (d) the Company Shares were issued in accordance with Securities Act of BC and the Regulations and the applicable laws of the Province of British Columbia;

         (e) such Vendor is the registered and beneficial owner of his respective Company Shares and has good and marketable title to his Company Shares, and such Company Shares are free and clear of all liens, claims, charges and encumbrances of every nature and kind whatsoever;

         (f) the execution and delivery of this Agreement and the completion of the transaction contemplated hereby will not cause or otherwise result in any tax liability relating to the Company Shares other than capital gains taxes payable by such Vendor;

         (g) such Vendor has no information or knowledge of any facts relating to the Company or the Business if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated;

         (h) no certificate furnished by or on behalf of the Vendors to the Purchaser at the Closing in respect of the representations, warranties, and covenants of the Vendors herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

         (i) such Vendor acknowledges and agrees that the Purchase Price it is going to receive is the Purchaser Shares and the Vendor has the capacity to protect its own interest in connection with the acquisition of the Purchaser Shares and is capable of evaluating the merits and the risks of an investment in the Purchaser by reason of its business and financial knowledge and experience;

         (j) such Vendor is acquiring the Purchaser Shares for investment for its own account and not as a nominee or agent and not with a view to, or for resale in connection with, any distribution thereof.

         (k) such Vendor represents and acknowledges that it has been solely responsible for its own due diligence investigation of the Purchaser, its management and business, for its own analysis of the merits and risks of this investment and for its own analysis of the terms of investment and that in taking any action or performing any role relative to the proposed investment, it has acted solely in its own interest and that neither it, nor any of its agents and employees have acted as agents, employees, partners or fiduciaries of any other person or as an agent of the Purchaser or as an issuer, underwriter, broker, dealer or investment adviser relative to this investment;

         (l) such Vendor understands that the Purchaser has a limited operating history and that investment in the Purchaser involves substantial risks. Such Vendor further understands that the acquisition of the Purchaser Shares would be a highly speculative investment.

6.2 Representations and Warranties in Closing Documents. All statements contained in a certificate or other instrument delivered by or on behalf of the Vendors pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Vendors hereunder.

6.3 Survival of Representations and Warranties. The representations and warranties of the Vendors contained in this Agreement shall survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, the representations and warranties of the Vendors shall continue in full force and effect for the benefit of the Purchaser.

6.4 Reliance. The Vendors acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement as a portion of the information the Purchaser is relying on in making the decision to enter into this Agreement.

                                    SECTION 7
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

7.1 Representations and Warranties of the Company. To induce the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Company represents and warrants, as of the date hereof and as of the Closing Date, that:

         (a) the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby will to the best of the Company's knowledge and belief:

                  (i) not constitute a breach by the Company of any statute, bylaw or regulation or of the Company's memorandum or articles of association;

                  (ii) not result in a breach of any terms or provisions, or constitute a default under any agreement, indenture, mortgage, instrument, judgment or decree to which the Company is a party or by which the Company is bound; and

                  (iii) not result in the creation of any lien, encumbrance or other charge on the Company Shares;

         (b) the authorized capital of the Company consists of 100,000,000 common shares with no par value of which 30,000,000 common shares are issued and outstanding. All of the issued shares of the Company are held by the Vendors;

         (c) the Company Shares are duly authorized, validly issued and outstanding as fully paid and non-assessable shares and constitute 100% of all of the issued and outstanding shares in the capital of the Company;

         (d) no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Purchaser Shares, any other shares in the capital of the Company owned by the Vendors or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of the Company;

         (e) the Company has three wholly owned subsidiaries, Data Fortress Technologies Ltd., Connect West Networks Ltd. and Pacific Ram Distribution Corp. (collectively the "Subsidiaries") and the Company and the Subsidiaries have the corporate power to carry on the businesses carried on by it and is duly qualified to carry on business in the Province of British Columbia;

         (f) the Company and the Subsidiaries hold all licenses and permits as may be requisite for carrying on its business in the manner in which it has heretofore been carried on;

         (g) the Company and the Subsidiaries are company duly incorporated under the laws of the Province of British Columbia and are valid and subsisting companies in good standing under the laws of the Province of British Columbia;

         (h) the Company has never owned any real property and the Premises are sub-leased to the Company from CK and BK Chong (the "Landlord"), and a true and complete copy of such sub-lease is attached as Schedule 7.1(h) to this Agreement;

         (i) the Company and the Subsidiaries carry on business in the Province of British Columbia and do not carry on business in any other province or territory of Canada nor in another country.

         (j) no dividend declared by the Company or the Subsidiaries have remained unpaid;

         (k) except for the payment of salaries, bonuses, sales commission and reimbursement for out-of-pocket expenses in the ordinary course, at Closing the Company or the Subsidiaries will not be indebted to any of the Vendors, or any director, officer or employee of the Company, any affiliate or associate or any of them, on any account whatsoever, other than what is disclosed in the September 30, 2001 stub interim financial statements;

         (l) Schedule 7.1(l) contains a true and complete list of all obligations, commitments and indebtedness of, and security given by, the Company and the Subsidiaries and the Company and the Subsidiaries will not have any other outstanding indebtedness or any other liabilities. ;

         (m) all accounts receivable of the Company and the Subsidiaries recorded in the books of the Company and the Subsidiaries are bona fide, good and collectible without set-off or counterclaim except as contained in Schedule 7.1(m);

         (n) the memorandum and articles of the Company and the Subsidiaries have not been altered since the incorporation of the Company and the registers of members, registers of directors, and the minutes of members and directors meetings of the Company and the Subsidiaries contained in the minute book of the Company and the Subsidiaries are accurate and complete and document all material occurrences and actions of the Company and the Subsidiaries since incorporation, and all meetings of directors and shareholders have, since incorporation, been duly held;

         (o) Schedule 7.1(o) contains a true and complete list and description of all of the Company's or the Subsidiaries' written contracts, bonus plans, undertakings or arrangements with Employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others;

         (p) Schedule 7.1(p) contains a true and complete list of all the Employees of the Company and the Subsidiaries and sets forth their job descriptions, terms of employment (including hourly rate and rate of annual remuneration, dates and amounts of the most recent salary increases and benefits) and the duration of their employment with the Company or the Subsidiaries.
                  Schedule 7.1(o) also sets forth the names of all Employees who are on disability, maternity or other authorized leave or who are receiving workers' compensation or short or long-term disability benefits. The Employees are not unionized, there is no collective bargaining agreement between the Company or the Subsidiaries and their Employees and the Vendor is not aware of any formal attempts to organize or unionize the Employees of the Company or the Subsidiaries, but is aware of rumoured attempts at same presently and in the past, although no formal presentation has been made to management. There have not been any labour difficulties or work stoppages or threats thereof affecting the Business;

         (q) all information necessary for the calculation of any tax liability of the Company or the Subsidiaries has been or will prior to the Closing Date be disclosed to the Purchaser;

         (r) the execution and delivery of this Agreement and the completion of the transaction contemplated hereby will not cause or otherwise result in any tax liability relating to the Company Shares other than capital gains taxes payable by such Vendor;

         (s) the Company and the Subsidiaries maintain insurance against loss or damage to its property and with respect to public liability as is in accordance with prudent business practice;

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         (t)      there is no basis for and there are no actions, suits,
                  judgements, investigations or proceedings outstanding or pending or to the knowledge of the Company, the Subsidiaries or any of the Vendors threatened against or affecting the Company or the Subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency;

         (u) to the best of the Vendors' knowledge, the Company or the Subsidiaries are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them;

         (v) attached hereto as Schedule 7.1(v) are true and complete copies of the Company's and the Subsidiaries audited financial statements for the fiscal year ended March 31, 2001 and unaudited financial statements for the fiscal quarter ending November 30, 2001 (the "Company's Financial Statements");

         (w) since the date of the most recent Company or the Subsidiaries Financial Statements there has not been:

                  (i) any changes in the condition or operations of the Business, assets or financial affairs of the Company or the Subsidiaries which are or may be, individually or in the aggregate, materially adverse or which are outside the ordinary and normal course of business;

                  (ii) any damage, destruction or loss, labour trouble or other event, development or condition (whether or not covered by insurance) which has not been disclosed to the Purchaser, which has or may adversely affect the Business, assets, properties or future prospects of the Company or the Subsidiaries;

         (x) since the date of the most recent Company and Subsidiaries Financial Statements, the Company and the Subsidiaries have not:

                  (i) increased or agreed to increase the pay of, or paid or agreed to pay any pension, bonus, share or profits or other similar benefit to, any director, employee or officer or former director, employee or officer of the Company or the Subsidiaries except the reasonable amounts as a normal course of business;

                  (ii) made payments of any kind to or on behalf of such Vendor or any affiliate or associate of such Vendor or under any management agreement save and except business related expenses and salaries in the ordinary course of the Business and at the regular rates payable to them and payout of shareholder and related Company or the Subsidiaries debts;

                  (iii) declared or paid any dividend, made any distribution of its shares, redeemed or purchased any of its shares, or reduced its authorized or issued capital; or

                  (iv) authorized or agreed or otherwise become committed to do any of the foregoing.

                  (v) except as disclosed in Schedule 7.1(y) the Business and its assets comply with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities;

         (y) the Company and the Subsidiaries do not have any guarantees with respect to the obligations of any other person and has no indemnities or contingent or indirect obligations with respect to the obligation of any other person; and

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         (z)      Schedule 7.1(z) contains a true and complete list of the
                  domain names, patents, service marks, trade names, trademarks, industrial designs, or industrial property rights (collectively, "Intellectual Property") held by or registered in the name of the Company or the Subsidiaries.

7.2 Representations and Warranties in Closing Documents. All statements contained in a certificate or other instrument delivered by or on behalf of the Company hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder.

7.3 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, the representations and warranties of the Company shall continue in full force and effect for the benefit of the Purchaser.

7.4 Reliance. The Company acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement as a portion of the information the Purchaser is relying on in making the decision to enter into this Agreement.


                                    SECTION 8
                            COVENANTS OF THE VENDORS

8.1 Vendors' Covenants. Each of the Vendors individually covenants and agrees with the Purchaser that from and after the date of execution of this Agreement to the Closing Date each of the Vendors will to the best of his ability ensure the execution and delivery of all documents and instruments required to be executed and delivered by the Vendors hereunder and will take all steps and proceedings and execute such further assurances and documents as may be required to effect the transfer to and register the Company Shares in the name of the Purchaser and to fulfill the terms and conditions of this Agreement.

8.2 Indemnity by the Vendors. Without prejudicing any other remedy available to the Purchaser at law or in equity, the Vendors shall indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser in any manner arising out of or relating to:

         (a) any representation or warranty of the Vendors set forth in this Agreement being untrue or incorrect or the failure of the Vendors to observe or perform any of their obligations pursuant hereto;

         (b) any misrepresentation in or omission from any certificate or other instrument furnished to the Purchaser hereunder; and

         (c) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

8.3 Indemnity by Michael Chong, Ck Chong, Andy Chong, Jordan Krushen And Rick Thomas. Without prejudicing any other remedy available to the Purchaser at law or in equity, Michael Chong, Ck Chong, Andy Chong, Jordan Krushen And Rick Thomas shall indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser in any manner arising out of or relating to any and all indebtedness or liability of the Company existing at the time of the Closing which was not disclosed in writing to the Purchaser by them.

                                    SECTION 9
                            COVENANTS OF THE COMPANY

9.1 Company's Covenants. The Company covenants and agrees with the Purchaser that from and after the date of execution of this Agreement to the Closing Date the Company will to the best of its ability:

         (a) conduct and cause each of the Subsidiaries to conduct its business in the ordinary and normal course and will not do or fail to do anything that would result in the representations and warranties of the Company herein not to be true and correct at the time of Closing;

         (b) give and cause each of the Subsidiaries to give the Purchaser and its representatives full and complete access to the Premises and books and records of the Company and the Subsidiaries, authorize all government agencies or offices to disclose to the Purchaser and its representatives any information concerning the Company and the Subsidiaries and the Business which the Purchaser considers relevant and will furnish, and will require the Company's and the Subsidiaries' bankers, accountants / auditors and other advisors to furnish to the Purchaser all financial and operating data and other information with respect to the Business, the Company and the Subsidiaries as the Purchaser shall request providing the Purchaser signs a non-disclosure agreement;

         (c) execute and deliver all documents and instruments required to be executed and delivered by the Company hereunder and will take all steps and proceedings and execute such further assurances and documents as may be required to effect the transfer to and register the Company Shares in the name of the Purchaser and to fulfill the terms and conditions of this Agreement;

         (d) deliver to the Purchaser true and complete copies of all contracts and other documents and instruments disclosed in this Agreement or in the Schedules hereto and will not amend any of them or enter into any other contract without the prior written consent of the Purchaser which will not be reasonably withheld;

         (e) execute and deliver on the Closing Date the statutory declarations contemplated by Sections 14.1(b) and 14.2(f) hereof dated the Closing Date in a form reasonably satisfactory to the Purchaser's solicitors;

         (f) obtain all necessary shareholders and directors resolutions to effect the transactions contemplated by this Agreement and do all other things reasonably necessary to facilitate the transactions contemplated herein;

         (g) immediately notify the Purchaser of any state of facts which may reasonably result in a representation or warranty contained herein being untrue or incorrect in any material respect, or which may result in the nonfulfillment of any condition set forth herein;

         (h) maintain all existing insurance coverage with respect to the Business and Premises in full force and effect until completion of the Closing;

         (i) ensure that Michael Chong, Rick Thomas, Jordan Krushen, Gordon Samson and Shone Anstey ("Employees") enter into management agreements with the Company effective as of the Closing Date on the terms and conditions satisfactory to the Company and the employees.

         (j) arrange for the Company's (consolidated with the Subsidiaries) Financial Statements for the year ending March 31, 2001 to be audited by Leung, Meents & Harrop, the Company's auditor; and

         (k) provide the Purchaser with evidence to its satisfaction that the Company and the Subsidiaries are current in the payment of all salaries and other remunerations, taxes, charges, levies, fees, deductions and remittances pursuant to the Income Tax Act, the Canada Pension Plan, the Unemployment Insurance Act, the Medical and Health Care Services Act, the Workers' Compensation Act and any other applicable legislation or contractual requirements.

9.2 Indemnity by the Company. Without prejudicing any other remedy available to the Purchaser at law or in equity, the Company shall indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser in any manner arising out of or relating to:

         (a) any representation or warranty of the Company set forth in this Agreement being untrue or incorrect or the failure of the Company to observe or perform any of its obligations pursuant hereto;

         (b) any and all indebtedness or liability of the Company existing at the time of the Closing which was not disclosed in writing to the Purchaser by the Company;

         (c) any misrepresentation in or omission from any certificate or other instrument furnished to the Purchaser hereunder; and

         (d) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                                   SECTION 10
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

10.1 Representations and Warranties of the Purchaser. The Purchaser represents and warrants, as of the date hereof and the Closing Date, that:

         (a) the Purchaser is a company duly incorporated under the laws of the Province of British Columbia and is a "reporting issuer" as defined under the BC and Alberta Securities Act and an "exchange issuer" as defined under the BC Act, its shares are listed for trading on the Canadian Venture Exchange, on the OTC Bulletin Board in the United States and on the third segment "Freiverkehr" of the Frankfurt Stock Exchange in Germany and; the Purchaser is a valid and subsisting company in good standing with the Registrar of Companies (British Columbia) with respect to the filing of its Annual Returns and its filings are current with the British Columbia and Alberta Securities Commissions;

         (b) the Purchaser has full and absolute right, power and authority to enter into this Agreement on the terms and conditions herein set forth and to enter into the transactions contemplated hereby and to issue the Purchaser Shares to the Vendors on the Closing Date;

         (c) the Agreement, once duly executed, and delivered by the Purchaser will constitute a legal, valid and binding obligation of the Purchaser in force or against the Purchaser in accordance with the terms herein;

         (d) no proceedings have been taken or authorized by the Purchaser or to the knowledge of the Purchaser by any person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser or with respect to any amalgamation, merger, consolidation, arrangement or reorganization related to the Purchaser;

         (e) the authorized capital stock of the Purchaser consists of 100,000,000 common shares without par value and 20,000,000 Preferred shares with a par value of $0.001, of which 16,121,328 common shares are issued and outstanding as of the date hereof, all of which have been duly and validly authorized to be issued in accordance with the applicable laws and validly outstanding, fully paid and non-assessable;

         (f)      as of the Closing Date there will be:

                  (i) no outstanding options, warrants, rights of first refusals, other rights to purchase any shares of the Purchaser or any other securities other than as disclosed in schedule 10.1)(l)(i) and 10.1(l)(ii);

                  (ii) no other commitments of any kind of the issuance of additional shares of the Purchaser, other than disclosed herein;

         (g) all the Purchaser Shares will be issued to the Vendors hereunder in compliance with applicable laws and articles of the Purchaser and would be issued as fully paid and non-assessable and free and clear of all liens, charges, encumbrances and trading restrictions other than as may be imposed by BC and Alberta laws;

         (h)      the directors and officers of the Purchaser are as follows:

                  Name of Directors                           Positions
                   and Officers                                 Held
                  --------------------------------------------------------------
                  Gordon Samson                   President, CFO and Director
                  Shone Antsey                    Director
                  Marcus New                      Secretary and Director

         (i) attached hereto as Schedule 10.1(o) are true and complete copies of the Purchaser's audited financial statements for the three fiscal years ended June 30, 1999, June 30, 2000 and June 30, 2001 and unaudited financial statements for the quarter ended December 31, 2001 (the "Purchaser's Financial Statements");

         (j) the Purchaser's Financial Statements are being prepared in accordance with the Canadian GAAP and presents fairly the financial position results of operations and statements of changes in the Purchaser's financial position for the period indicated;

         (k) no adverse material changes in the affairs of the Purchaser have occurred since December 31, 2001 and there are no liabilities contingent or otherwise of the Purchaser which are not disclosed or reflected in the Purchaser's Financial Statements;

         (l) there are no litigation proceedings, investigations, planned or threatened against the Purchaser nor does the Purchaser know or have grounds to know of any basis for any litigation proceeding or investigation against the Purchaser except as disclosed in writing to the Vendors;

         (m) since December 31, 2001 , the Purchaser's business has been operated substantially in accordance with all laws, rules, regulations, orders to comply with the regulatory authorities and there has not been:

                  (i) any event or change in the circumstances or liabilities of the Purchaser that has had or which the Purchaser may expect to have a material adverse effect on the Purchaser or its business;

                  (ii) any change in liabilities of the Purchaser that has had, or which the Purchaser may expect to have, a material adverse effect on the Purchaser;

                  (iii) any incident, assumption or guarantee of any indebtedness for borrowed money by the Purchaser;

                  (iv) any payments by the Purchaser in respect of any indebtedness of the Purchaser for borrowed money or in satisfaction for any liabilities of the Purchaser other than in the ordinary course of business;

                  (v) the creation, assumption or sufferance of the existence of any lien or any assets reflected on the Purchaser's Financial Statements;

                  (vi) any transaction or commitment made, or any contract entered into by the Purchaser;

                  (vii) any grant of any severance, continuation or termination paid to any directors, officers, stockholders or employees of the Purchaser or the entering into of any employment deferred compensation or other similar agreement or amendment or variation to any such existing agreement;

                  (viii) any change by the Purchaser in its accounting principals, methods or practices or in the manner it keeps its books and records;

                  (ix) any distribution, dividend, bonus, management fee or other payment by the Purchaser to any of its respective officers, directors, stockholders or affiliates or any of their respective affiliates or associates; and

                  (x) any material capital expenditures or commitment by the Purchaser or material sale, assignment, transfer, lease or other dispositions of or agreement to sell, assign, transfer, lease or otherwise dispose of any assets of property by the Purchaser other than in the ordinary course of business;

         (n) there are no contracts or indebtedness between the Purchaser and any of its shareholders, affiliates, or associates of any of its shareholders other than disclosed herein;

         (o) there are no material contracts to which the Purchaser is a party other than as specified in this Agreement;

         (p) the operation of the Purchaser's business has not violated or infringed any BC or Alberta securities laws or regulations;

         (q) the Purchaser will meet the minimum listing requirement of the Exchange upon completion of the RTO;

         (r) all tax returns and reports of the Purchaser required by law to be filed prior to the date hereof have been filed and substantially true, complete and correct and all taxes and other government changes have been paid or accrued in the Purchaser's Financial Statements;

         (s) the information contained in the documents, certificates and written statements including this Agreement and the attachments thereto furnished by the Purchaser to the Vendors, is true and complete in all material respects and does not omit to state any material facts necessary in order to make the statements therein;

         (t) there are no facts known to the Purchaser that has not been disclosed to the Vendors in writing that could reasonably have a material adverse effect on the Purchaser;

         (u) the Purchaser is acquiring the Company Shares for investment in its own account and not as a nominee or agent and not with a view to or for resale in connection with any distributions thereof in the United States. The Purchaser understands that the Company Shares have not been and will not be registered under the US Act and the applicable state laws by reason of a specific exemption from the registration provisions of the US Act and the state laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein;

         (v) the Purchaser is not a U.S. person and is not acquiring the Company Shares for the account or benefit of any U.S. person;

                                   SECTION 11
                           covenants of the Purchaser

11.1 Covenants of the Purchaser. The Purchaser covenants and agrees with the Company and the Vendors that:

         (a) it will pay on the Closing Date the Purchase Price in the manner described in this Agreement;

         (b) it will advance Twenty Five ($25,000) Dollars to the Company, as set out in the loan agreement between the Purchaser and the Company in Schedule 11.1(b) attached hereto, and which is referred to in Section 4.1, by way of a loan from the Purchaser which monies will be used for satisfying audit and legal costs with regard to the regulatory requirements of this transaction;

         (c) from and after the date of this Agreement until the Closing, as soon as the Purchaser has determined that a state of facts exists which results in or will result in any representation or warranty contained in this Agreement being untrue or incorrect in any material respect on the Closing Date, the Purchaser will notify the Company and the Vendors of such state of facts;

         (d) it will apply for Exchange approval of the RTO and this Agreement; and

         (e) it will attend to obtaining shareholders' approval of the RTO and this Agreement.

11.2 Indemnity by the Purchaser. The Purchaser shall indemnify and save harmless the Company and the Vendors from and against any and all costs, losses, damages or expenses suffered or incurred by the Company and the Vendors in any manner arising out of or relating to:

         (a) any misrepresentation or nonfulfillment of any covenant on the part of the Purchaser under this Agreement; and

         (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                                   SECTION 12
       CONDITIONS PRECEDENT TO THE VENDORS' AND THE COMPANY'S OBLIGATIONS

12.1 Vendors' and the Company's Conditions Precedent. The Vendors' and the Company's obligations to carry out the transactions contemplated in this Agreement are subject to fulfillment of the following conditions on the Closing Date, unless and to the extent waived by the Vendors and the Company, namely, that the Purchaser shall have fulfilled all of its obligations hereunder, including, without limitation, its obligation to pay the Purchase Price to the Vendors as provided herein and its obligation to advance the Shareholder's Loan to the Company pursuant to section 4.1 herein and

         (a) all covenants and agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms and conditions of this Agreement have been duly performed;

         (b) on or before the Closing Date, no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby; and

(c) the representations and warranties of the Purchaser contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

12.2 Conditions for Benefit of the Vendors and the Company. The conditions described in Section 12.1 are for the exclusive benefit of the Vendors and the Company and such conditions may be waived in whole or in part by the Vendors and the Company on or prior to the Closing Date by delivery to the Purchaser of a written waiver to that effect, signed by the Vendors and the Company.

                                   SECTION 13
               CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

13.1 Purchaser's Conditions Precedent. Notwithstanding anything herein contained, the obligation of the Purchaser to complete the purchase of the Company Shares is conditional upon the fulfillment of the following conditions precedent:

         (a) all covenants and agreements of the Vendors and the Company to be performed on or before the Closing Date pursuant to the terms and conditions of this Agreement have been duly performed;

         (b) on or before the Closing Date, no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

         (c) the Purchaser has obtained Exchange and shareholder approvals of this Agreement;

         (d) the Management Agreements described in Schedules 13.1(d) have been duly executed and delivered;

         (e) the representations and warranties of the Vendors contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

         (f) the representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; and

         (g) since the date hereof and prior to the Closing Date, no loss or damage by fire, negligence or otherwise shall occur to the Business or Premises.

13.2 Conditions for Benefit of Purchaser. The preceding conditions are for the exclusive benefit of the Purchaser and such conditions must be fulfilled as described in subsection 14.1 or may be waived in whole or in part by the Purchaser on or prior to the date referred to therein by delivery to the Vendors and the Company of a written waiver to that effect, signed by the Purchaser.

                                   SECTION 14
                              DELIVERIES AT CLOSING

14.1 Vendors' Deliveries. At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser:

         (a) share certificate(s) representing the Company Shares issued in the name of the Vendors, duly endorsed for transfer to the Purchaser; and

         (b) Statutory Declaration sworn by each of Michael Chong, Ck Chong, Andy Chong, Jordan Krushen And Rick Thomas , a form of which is attached as Schedule 14.1(b) hereto, certifying that the representations and warranties of the Vendors set forth in this Agreement are true and correct as of the Closing Date.

14.2 Company's Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

         (a) a legal opinion prepared by the solicitors for the Company in the form and substance satisfactory to the Purchaser's solicitors, dated the Closing Date to the effect that:

                  (i) the Company is a company duly incorporated under the laws of the Province of British Columbia and is a valid and subsisting company in good standing under the laws of the Province of British Columbia ;

                  (ii) all necessary corporate proceedings have been taken to permit the Company Shares to be duly and validly transferred to and registered in the name of the Purchaser;

         (b) any consent, approval or notification required by any governmental authority or any party to any contract or agreement in connection with this Agreement, except any approval required by the Purchaser from any regulatory body to which the Purchaser must report as a public company;

         (c) certified copy of resolutions of the directors of the Company authorizing the transfer of the Company Shares, the registration of the Company Shares in the name of the Purchaser and the issuance of share certificates representing all of the Company Shares registered in the name of the Purchaser;

         (d) share certificate representing all of the Company Shares registered in the name of the Purchaser, signed by the directors of the Company;

         (e) certified copy of the register of members of the Company showing the Purchaser as the registered owner of the Company Shares;

         (f) Statutory Declaration sworn by the Company, a form of which is attached as Schedule 14.2(f) hereto, certifying that the representations and warranties of the Company set forth in this Agreement are true and correct as of the Closing Date;

         (g) duly signed management agreements that are substantially in the same form as the management agreements attached as
                  Schedule 13.1(d);

         (h)      sub-lease duly signed by the Landlord;

         (i) all such instruments of transfer, duly executed, which in the opinion of the Purchaser's Solicitor acting reasonably, are necessary to effect and evidence the transfer of the Shares to the Purchaser free and clear of all liens, charges and encumbrances whatsoever; and

14.3 Purchaser's Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Company and the Vendors:

         (a) written confirmation that the Exchange has approved this transaction;

         (b) minutes of a shareholders' meeting approving the RTO and this Agreement;

         (c) Statutory Declaration sworn by the Purchaser, a form of which is attached as Schedule 14.3(c) hereto, certifying that the representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the Closing Date;

         (d) evidence that the $25,000 Shareholder's Loan has been advanced to the Company; and

         (e) a legal opinion prepared by the solicitors for the Purchaser in the form and substance satisfactory to the Company and the Vendors, dated the Closing Date.

14.4 Purchaser's Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors certificates for the Purchaser Shares registered in the name of the Vendors in accordance with section
         3.1 herein;

14.5 Closing Escrow. All documents and cheques shall be delivered in escrow and all matters of payment, execution, delivery of closing documents shall be deemed to be concurrent requirements and it is specifically agreed that nothing will be complete at the Closing until everything required to complete the Closing has been paid, executed, delivered or fully registered, as the case may be.

                                   SECTION 15
                                RELEASE OF CLAIMS

15.1 By executing this Agreement, each Vendor voluntarily releases the Company, its directors and affiliates and assigns from any and all manner of actions, causes of actions, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, which the Vendors ever had, now have, or may have against the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Company up to the Closing. Each Vendor hereby declares that in making this release it is understood and agreed that it relies wholly on his/her own judgment, belief and knowledge and the nature of this release has not been influenced to any extent whatsoever in making this release by any representation or statement regarding the rights of the parties hereto made by the Company or any person or persons representing the Company and the terms of this release are contractual and not a mere recital.

                                   section 16
                            SUBSECTION 85(1) ELECTION

16.1 The Vendor and the Purchaser covenant, acknowledge and agree that they shall make the requisite joint elections in the prescribed form and within the prescribed time limit pursuant to subsection 85(1) of the Tax Act in connection with the transactions contemplated hereby. It is the intention of the parties that:

         1. the Purchase Price for each of the Company Shares will be the aggregate fair market thereof as of the Effective Date;

         2. for income tax purposes the parties will elect that the Company Shares shall be transferred at the amount set forth as the Agreed Election Amount in the prescribed election form filed in respect of the transaction contemplated hereby; and

         3. the Agreed Election Amount becomes and is deemed to be the proceeds of disposition for the Vendor of the Company Shares transferred by the Vendor to the Purchaser pursuant to this agreement, and the Purchaser's cost of the Class A Shares.

16.2 The parties covenant and agree to execute and file such other documents and instruments as may be necessary or advisable to effect compliance with subsection 85(1) of the Tax Act and such other provisions of the Tax Act as may be applicable.

16.3 The President or any officer of the Purchaser shall do such further acts and things as he, in his discretion, deems necessary or desirable for the purpose of giving effect to this agreement including, without limiting the generality of the foregoing, executing and delivering on behalf of and under the seal of the Purchaser, or otherwise, an election in the prescribed form, pursuant to subsection 85(1) of the Tax Act in connection with the transaction contemplated by this agreement.

                                   section 17
                               GENERAL PROVISIONS

17.1     Time of Essence.  Time shall be of the essence of this Agreement.

17.2 No Merger and Survival. The representations, warranties, covenants, indemnities and agreements contained in this Agreement or pursuant hereto shall not merge at the Closing and shall survive and continue in full force and effect from the Closing Date.

17.3 Notice. All notice, waiver or other communication required or permitted to be given hereunder shall be in writing and signed by or on behalf of such party and shall be given to the other party by delivery thereto, or by sending by prepaid registered mail, telex or facsimile to the address of the other party as herein set forth or to such other address of which notice is given, and any notice shall be deemed not to have been sufficiently given until it is received. Any notice or other communication contemplated herein shall be deemed to have been received on the day delivered, if delivered, on the fourth business day following the mailing thereof, if sent by registered mail, and the second business day following the transmittal thereof, if sent by telex or facsimile. If normal mail, telex or facsimile service shall be interrupted by strike, slowdown, force majeure or other cause, the party sending the notice shall utilize any of the such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt of same by the other party.

17.4 Waiver. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision (whether or not similar) nor will any waiver constitute a continuing waiver unless otherwise expressly provided.

17.5 Regulatory Approval. This Agreement is subject to approval by the Exchange.

17.6 Modifications and Approvals. No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

17.7 Further Assurances. Each of the parties hereby covenants and agrees to execute any further and other documents and instruments and to do any further and other things that may be necessary to implement and carry out the intent of this Agreement.

17.8 Enurement and Assignment. This Agreement will enure to the benefit of and will be binding upon the Vendors and the Company and the Purchaser, and their respective personal representatives, heirs, executors, administrators, successors and permitted assigns. Neither party will assign its rights or obligations under this Agreement or any part thereof.

17.9. Counterparts. This Agreement may be executed in counterparts or by facsimile and each such Agreement or facsimile so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.

17.10 Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17.11 Included Words. Words importing the singular include the plural and vice-versa, and words importing gender include all genders.

17.12 Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

17.13 Headings. The section and subsection headings are included solely for convenience, are not intended to be full or accurate descriptions of the content, or to be considered part of this Agreement.

17.14 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia, and the laws of Canada applicable therein, and will be treated in all respects as a British Columbia contract.

17.15 Confidentiality. In the event that the transactions contemplated in this Agreement are not concluded, the parties hereto agree that all information received or obtained hereunder or pursuant thereto shall be kept confidential except such information as may be required to be disclosed or published by regulatory bodies having jurisdiction and any and all material received by the Purchaser from the Vendors relating to the business of the Company shall be returned to the Vendors.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.
The Vendors

                                             Michael Chong

                                                 CK Chong

                                            Jordan Krushen

                                               Andy Chong

                                               Rick Thomas
The Purchaser
iaNett International Systems Ltd.

Per:
         Authorized Signatory

Per:
         Authorized Signatory




The Company
DATA FORTRESS TECHNOLOGIES GROUP (2002) INC.


Per:
         Authorized Signatory

Per:
         Authorized Signatory

                  List of Schedules to Share Purchase Agreement
--------------------------------------------------------------------------------
                      Page of
Schedule              Agreement         Content of Schedule

    4.1                      3          Loan Agreement
--------------------------------------------------------------------------------

    4.4                      4          Finder's Fee Agreement
--------------------------------------------------------------------------------

    7.1(h)                   6          Sub-Lease
--------------------------------------------------------------------------------

    7.1(l)                   6          Obligations, indebtedness and security
                                        given of the Company
--------------------------------------------------------------------------------
    7.1(m)                   6          List of accounts receivable of the
                                        Company and the Subsidiaries
--------------------------------------------------------------------------------
    7.1(o)                   7          Contracts etc. of the Company and the
                                        Subsidiaries
--------------------------------------------------------------------------------
    7.1(p)                   7          List of employees and details of
                                        employment
--------------------------------------------------------------------------------
    7.1(v)                   7          Company's (consolidated) audited and
                                        unaudited Financial Statements
--------------------------------------------------------------------------------
   10.1(l)(i) and           11          List of outstanding options, warrants
                                        and right of first  refusals of the
   10.1(l)(ii)                          Purchaser
--------------------------------------------------------------------------------
   10.1(o)                  11          Purchaser's audited and unaudited
                                        Financial Statements
--------------------------------------------------------------------------------
   13.1(d)                  15          Management agreements
--------------------------------------------------------------------------------
   14.1(b)                  15          Statutory  Declaration by Michael Chong,
                                        Ck Chong, Andy Chong, Jordan Krushen
                                        And Rick Thomas
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   14.2(f)                  16          Statutory Declaration by the Company
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   14.3(c)                  16          Statutory Declaration by the Purchaser
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